Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO SENDS LETTER REGARDING MERGER AGREEMENT
OBLIGATIONS TO THE FINISH LINE
NASHVILLE, Tenn., Sept. 19, 2007 -— Hal N. Pennington, Chairman and Chief Executive Officer of Genesco Inc. (NYSE:GCO), today sent the following letter to Alan H. Cohen, Chairman of the Board and Chief Executive Officer of The Finish Line, Inc.:
Dear Alan:
     I am writing this letter to respond to Gary’s letter of September 17 as well as to set forth our view of what The Finish Line needs to do to move toward closing.
     First, let me reiterate that combining our businesses makes great strategic sense. Our team still looks forward to joining with yours.
     On an ongoing basis, we have routinely shared detailed financial and operational information with The Finish Line and with UBS, and have responded promptly to numerous requests for specific information. We understand that you need certain information in order to be able to obtain the financing that you need to consummate the transaction, and there are detailed provisions in the Merger Agreement that provide how that cooperative process works. Clearly, UBS’ most recent request comes within neither the spirit nor letter of our agreement. It is clear from their own statements that they are looking for a way out of their commitment — in our view, not because of Genesco’s results but because the upheaval in the credit markets makes this deal less profitable for them. We are not going to allow the litigation consulting firm they have hired to go on a fishing expedition. We will, however, continue to provide both The Finish Line and UBS with information related to Genesco in accordance with the detailed processes set forth in the Merger Agreement. As you know, as recently as yesterday, we provided additional information required by UBS for inclusion in your offering memorandum.
     The Merger Agreement generally provides that the closing of the merger shall be on a date no later than the second business day after the closing conditions to the merger have been satisfied. Our shareholders met Monday and voted overwhelmingly in favor of the transaction and we have satisfied all our conditions to closing. However, both The Finish Line and UBS have continually failed to meet deadlines that they established for their own actions relative to obtaining the financing to consummate the transaction. Consequently, Genesco hereby makes the following demands:
*that The Finish Line immediately consummate the merger with Genesco; and

*that The Finish Line immediately deliver a substantially completed draft offering memorandum relating to its proposed financing to UBS; that UBS confirm that such substantially completed draft offering memorandum complies with the terms of the Commitment Letter; that The Finish Line immediately schedule presentations to the rating agencies for the purpose of obtaining expedited ratings of The Finish Line’s securities; and that The Finish Line enforce all its rights under the Commitment Letter.
     I am sure you can appreciate the obligation we have to our shareholders to ensure that The Finish Line complies with its obligations under the Merger Agreement. Alan, I understand that your probable response is going to be to send me a long letter drafted by your lawyers telling me why you can’t do the things we have demanded or why you need more time or why things are out of your control. Before you make that response, I encourage you to think about your obligations under the Merger Agreement, to think about the risks to your Company if you fail to comply with your obligations under the Merger Agreement, and whether you are going to continue to stall us or proceed to enforce your rights against UBS under the Commitment Letter. I look forward to hearing from you and working with you to expeditiously consummate the transaction.
Very truly yours,
Hal N. Pennington,
Chairman and Chief Executive Officer
About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,050 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website http://www.genesco.com.
Cautionary Note Regarding Forward-Looking Statements:
Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Genesco and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, (4) the failure by The Finish Line, Inc. to obtain the necessary debt financing arrangements set forth in commitment letters they received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger. Our business is also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail athletic industry; (8) management of growth; and (9) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in our SEC filings, copies of which may be obtained by contacting the investor relations department of Genesco via our website www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this transcript are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.